Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital, Inc. Reports Third Quarter 2016 Results

PITTSBURGH, PA – October 26, 2016 - Mastech Digital, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing and Digital Transformation services, announced today its financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Highlights:

•	Revenues totaled $34.3 million, which represented a 2% sequential increase over second quarter 2016 and were essentially flat compared to the 2015 third quarter.

•	Gross profit margins increased to 20.1% from 19.9% in the third quarter of 2015;

•	GAAP diluted earnings per share were $0.21 versus $0.20 per diluted share in the 2015 third quarter; and

•	Non-GAAP diluted earnings per share were $0.25 versus $0.25 per diluted share in the 2015 third quarter.

Third Quarter Results:

Revenues for the third quarter of 2016 totaled $34.3 million compared to $34.6 million during the corresponding quarter last year. Gross profit in the third quarter of 2016 was $6.9 million compared to $6.9 million in the third quarter of 2015. GAAP net income for the third quarter of 2016 totaled $924,000, compared to $887,000 during the same period last year. Non-GAAP net income for the third quarter of 2016 was $1.1 million, compared to $1.1 million in the third quarter of 2015. GAAP diluted earnings per share were $0.21 in the third quarter of 2016 compared to $0.20 in the third quarter of 2015. Non-GAAP diluted earnings per share were $0.25 in the third quarter of 2016 compared to $0.25 for the corresponding period in 2015.

Demand for the Company’s staffing services was in-line with the previous quarter; however, a higher level of assignment ends resulted in a decline to our consultant-base of approximately 3% during the quarter. Gross margins in the third quarter of 2016 were 20.1%, representing a slight improvement from the 19.9% gross margins that were reported in third quarter 2015.

Commenting on the Company’s third quarter 2016, Vivek Gupta, Mastech Digital’s Chief Executive Officer, stated, “During the quarter we were able to grow our revenues by 2% from the previous quarter and deliver solid bottom-line results. Additionally, we rebranded the Company, which included our name change to Mastech Digital, a new logo and the launch of a refreshed corporate website - all reflective of our ongoing transformation into a digital technologies company. As our digital services gain further traction over the next several quarters, we expect that the pace at which we grow our business will accelerate as well.”

Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “Our financial position at September 30, 2016 remains strong with access to approximately $8 million of unused borrowing capacity. During the quarter, we were able to improve our accounts receivable “days sales outstanding” measurement by one-day to 58 days.”

In conjunction with its third quarter earnings release, Mastech Digital will host a conference call at 9:00 A. M. ET on October 26, 2016 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastechdigital.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through November 2, 2016.

About Mastech Digital, Inc.:

Mastech Digital (NYSE MKT: MHH) is a national provider of IT staffing and digital transformation services focused on solving its customers’ digital transformation challenges. The Company’s IT staffing services span across digital and mainstream technologies while its digital transformation services include Salesforce.com, SAP HANA and digital learning services. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S. and India. For more information, visit www.mastechdigital.com.

Use of non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Acquisition related transaction expenses: We incurred significant expenses in connection with our acquisition of Hudson IT which we generally would not have otherwise incurred in the periods presented as part of our continuing operations. These transaction expenses consist of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Severance charges: From time to time, we incur severance expense related to the termination by the Company of leadership personnel. While it is probable that these expenses will occur in the future, we believe that providing non-GAAP financial measures that exclude these expenses are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected benefits to Mastech Digital from completing the acquisition of Hudson IT and the expected performance of Mastech Digital following completion of the acquisition. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2015.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$738	$848
Accounts receivable, net	24,389	19,190
Prepaid and other current assets	828	587
Deferred income taxes	175	217

Total current assets	26,130	20,842
Equipment, enterprise software and leasehold improvements, net	576	656
Deferred income taxes	26	92
Deferred financing costs, net	68	97
Non-current deposits	231	237
Goodwill	8,427	8,427
Intangible assets, net	7,516	8,126

Total assets	$42,974	$38,477

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,800	$1,800
Accounts payable	2,073	2,213
Accrued payroll and related costs	5,957	5,965
Deferred revenue and other liabilities	766	1,958

Total current liabilities	10,596	11,936
Long-term liabilities:
Long-term debt, less current portion	14,262	10,738

Total liabilities	24,858	22,674
Shareholders’ equity:
Common stock, par value $0.01 per share	53	52
Additional paid-in capital	13,564	13,114
Retained earnings	8,657	6,777
Accumulated other comprehensive (loss)	(29)	(19)
Treasury stock, at cost	(4,129)	(4,121)

Total shareholders’ equity	18,116	15,803

Total liabilities and shareholders’ equity	$42,974	$38,477

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2016	2015	2016	2015
Revenues	$34,263	$34,565	$99,606	$90,930
Cost of revenues	27,366	27,686	79,707	73,849

Gross profit	6,897	6,879	19,899	17,081
Selling, general and administrative expenses	5,303	5,356	16,506	14,611

Income from operations	1,594	1,523	3,393	2,470
Other income/(expense), net	(120)	(124)	(377)	(139)

Income before income taxes	1,474	1,399	3,016	2,331
Income tax expense	550	512	1,136	867

Net income	$924	$887	$1,880	$1,464

Earnings per share:
Basic	$0.21	$0.20	$0.43	$0.34
Diluted	$0.21	$0.20	$0.42	$0.33
Weighted average common shares outstanding:
Basic	4,405	4,341	4,371	4,334

Diluted	4,493	4,438	4,469	4,438

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2016	2015	2016	2015
GAAP Net Income	$924	$887	$1,880	$1,464
Adjustments:
Amortization of acquired intangible assets	204	202	610	237
Stock-based compensation	114	106	299	299
Acquisition transaction expenses	—	25	—	624
Severance expenses	—	—	780	305
Income taxes adjustments	(115)	(122)	(636)	(553)

Non-GAAP Net Income	$1,127	$1,098	$2,933	$2,376

GAAP Diluted Earnings Per Share	$0.21	$0.20	$0.42	$0.33

Non-GAAP Diluted Earnings Per Share	$0.25	$0.25	$0.66	$0.54

Weighted average common shares outstanding:
GAAP Diluted Shares	4,493	4,438	4,469	4,438

Non GAAP Diluted Shares	4,493	4,438	4,469	4,438